MAIRS & POWER FUNDS TRUST
AMENDMENT TO THE
FUND ADMINISTRATION SERVICING AGREEMENT

This Amendment to the Fund Administration Servicing Agreement dated May 17, 2011, as most recently amended on January 1, 2016  (the “Agreement”) is entered into by and between Mairs & Power Funds Trust (the “Trust”) and U.S. Bancorp Fund Services, LLC (“USBFS”).

WHEREAS, the Trust and USBFS desire to modify the Agreement to add reference to additional U.S. Securities and Exchange Commission (“SEC”) registration and reporting compliance services and consequential fees associated with complying with the requirements of the Investment Company Reporting Modernization rule adopted on October 13, 2016 and effective on January 17, 2017 (the “Rule”), including the preparation and filing of Form N-PORT and Form N-CEN, and to incorporate certain provisions required by a third party providing data necessary to comply with such requirements; and

WHEREAS, all defined terms used but not otherwise defined herein shall have the meanings assigned to them in the Agreement.

NOW, THEREFORE, the parties agree as follows:

1.	The Trust shall pay the following additional fees associated with complying with the requirements of the Rule, including the preparation and filing of Form N-PORT and Form N-CEN:

a.	$[ ] per year, per Fund, commencing on the date each such Fund is required to first comply with the Form N-PORT requirements; and

b.	$[ ] per year, per Fund, commencing on the date each such Fund is required to first comply with the Form N-CEN requirements.

2.
USBFS has entered into agreements with Bloomberg Finance L.P. (“Bloomberg”) to provide data (the “N-PORT Data”) for use in or in connection with the reporting requirements under the Rule, including preparation and filing of Form N-PORT.  In connection with the provision of the N-PORT Data, Bloomberg requires certain provisions to be included in the Agreement.  Accordingly, the Trust agrees that it shall (a) comply with all laws, rules and regulations applicable to accessing and using the N-PORT Data, (b) not extract the N-PORT Data from the view-only portal, (c) not use the N-PORT Data for any purpose independent of complying with the requirements of the Rule (which prohibition shall include, for the avoidance of doubt, use in risk reporting or other systems or processes (e.g., systems or processes made available enterprise-wide for the Trust’s internal use)), (d) permit audits of its use of the N-PORT Data by Bloomberg, its affiliates or, at the Trust’s request, a mutually agreed upon third-party auditor (provided that the costs of an audit by a third party shall be borne by the Trust), (e) exculpate Bloomberg, its affiliates and their respective suppliers from any liability or responsibility of any kind relating to the Trust’s receipt or use of the N-PORT Data (including expressly disclaiming all warranties).  The Trust further agrees that Bloomberg shall be a third-party beneficiary of the Agreement solely with respect to the foregoing provisions (a) – (e).

3.	The Agreement, except as modified by this Amendment, shall remain in full force and effect in accordance with its terms.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Fund Administration Servicing Agreement as of the date last written below by the undersigned duly authorized representatives.

MAIRS & POWER FUNDS TRUST		U.S. BANCORP FUND SERVICES, LLC
By:	Andrea C. Stimmel	By:	Jason Hadler
Name:	/s/ Andrea C. Stimmel	Name:	/s/ Jason Hadler
Title:	Treasurer	Title:	Senior Vice President
Date:	June 13, 2018	Date:	6-20-18